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                                                                 Exhibit 99.2n.2

The Board of Directors and Shareholders
Allied Capital Corporation and Subsidiaries:

Re:  Registration Statement Nos. 333-45525; 333-13584 and 333-87862

Ladies and Gentlemen:

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 22, 2002 (except as to Notes 17 and 18 which are as of August 13, 2002 and July 31, 2002, respectively) related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                       /s/ KPMG LLP

Washington, D.C.
August 14, 2002